SUB-ADVISORY AGREEMENT AMONG

OAKHURST CAPITAL MANAGEMENT, LLC,

F/M INVESTMENTS, LLC AND

F/M FUNDS TRUST

THIS SUB-ADVISORY AGREEMENT (the “Agreement”), dated as of December 29, 2020, is entered into by and among Oakhurst Capital Management, LLC, a Delaware limited liability company, with its principal office and place of business at 1875 Century Park East, Suite 960, Los Angeles, CA 90067 (the “Adviser”), F/m Investments, LLC, doing business as Oakhurst Capital Advisors, a Delaware limited liability company, with its principal office and place of business at 3050 K Street NW, Suite W-170, Washington, DC 20007 (the “Sub-Adviser”) and F/m Funds Trust, an Ohio business trust, with its principal office at 225 Pictoria Drive, Suite 450, Cincinnati, OH 45246 (the “Trust”).

WHEREAS, the Adviser has entered into an Investment Advisory Agreement dated December 29, 2020 (the “Advisory Agreement”) with the Trust on behalf of the Oakhurst Short Duration Bond Fund (the “Fund”); and

WHEREAS, the Adviser and the Sub-Adviser are each registered as investment advisers under the Investment Advisers Act of 1940 (the “Advisers Act”); and

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end, management investment company and may issue its shares of beneficial interest, no par value, in separate series; and

WHEREAS, pursuant to the Advisory Agreement, and subject to the direction and control of the Board of Trustees of the Trust (the “Board”), the Trust has retained the Adviser to act as the investment adviser for the Fund; and

WHEREAS, the Advisory Agreement permits the Adviser, subject to the supervision of the Board, to delegate certain of its duties under the Advisory Agreement to other registered investment advisers subject to the requirements of the 1940 Act; and

WHEREAS, it is intended that the Trust be a third-party beneficiary under this Agreement; and

WHEREAS, the Adviser desires to retain the Sub-Adviser to furnish investment advisory services for the Fund and the Sub-Adviser is willing to provide those services on the terms and conditions set forth in this Agreement;

NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, the Adviser and the Sub-Adviser hereby agree as follows:

SECTION 1. APPOINTMENT; DELIVERY OF DOCUMENTS

(a)	The Adviser hereby appoints and employs the Sub-Adviser, subject to the direction and control of the Board, to manage the investment and reinvestment of the assets of all or a portion of the Fund allocated by the Adviser to the Sub-Adviser from time to time and, without limiting the generality of the foregoing, to provide other services as specified herein. The Sub-Adviser accepts this employment and agrees to render its services for the compensation set forth herein.

(b)	In connection therewith, the Sub-Adviser has received copies of (i) the Trust’s Declaration of Trust and Bylaws (collectively, as amended from time to time, the “Charter Documents”), (ii) the Trust’s current Prospectuses and Statements of Additional Information for the Fund (collectively, as currently in effect and as amended or supplemented, the “Registration Statement”) filed with the U.S. Securities and Exchange Commission (“SEC”) pursuant to the Securities Act of 1933, as amended, and the 1940 Act, (iii) each plan of distribution or similar document adopted by the Trust with respect to the Fund under Rule 12b-1 under the 1940 Act and each current shareholder service plan or similar document adopted by the Trust with respect to the Fund; and (iv) all procedures adopted by the Trust with respect to the Fund, and shall promptly furnish the Sub-Adviser with all amendments of or supplements to the foregoing. The Adviser shall deliver to the Sub-Adviser: (x) a copy of the resolutions of the Board appointing the Sub-Adviser as a sub-adviser to the Fund and authorizing the execution and delivery of this Agreement; (y) a copy of all proxy statements and related materials relating to the Fund; and (z) any other documents, materials or information that the Sub-Adviser shall reasonably request to enable it to perform its duties pursuant to this Agreement.

(c)	The Sub-Adviser has delivered to the Adviser and the Trust (i) a copy of its Form ADV as most recently filed with the SEC; (ii) a copy of its code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act (the “Code”); and (iii) a copy of its compliance manual pursuant to applicable regulations, including its proxy voting policies and procedures, which proxy voting policy and procedures will be included in the Registration Statement. The Sub-Adviser shall promptly furnish the Adviser and Trust with all amendments of and supplements to the foregoing at least annually.

SECTION 2. DUTIES OF THE ADVISER

In order for the Sub-Adviser to perform the services required by this Agreement, the Adviser (i) shall, as relevant, cause all service providers to the Trust to furnish information to the Sub-Adviser and assist the Sub-Adviser as may be required, (ii) shall ensure that the Sub-Adviser has reasonable access to all records and documents relevant to the Fund, the Adviser or any service provider to the Trust, and (iii) shall deliver to the Sub-Adviser copies of all materials relevant to the Sub-Adviser or the Fund that the Adviser provides to the Board in accordance with the Advisory Agreement.

SECTION 3. DUTIES OF THE SUB-ADVISER

(a)	The Sub-Adviser will make decisions with respect to all purchases and sales of securities and other investment assets in the Fund, and will vote all proxies for securities and exercise all other voting rights with respect to such securities in accordance with the Sub-Adviser’s written proxy voting policies and procedures, in each case to the extent such authority is delegated by the Adviser. To carry out such decisions, the Sub-Adviser is hereby authorized, as agent and attorney-in-fact for the Trust, for the account of, at the risk of and in the name of the Trust, to place orders and issue instructions with respect to those transactions of the Fund. In all purchases, sales and other transactions in securities and other investments for the Fund, the Sub-Adviser is authorized to exercise full discretion and act for the Trust in the same manner and with the same force and effect as the Trust might or could do with respect to such purchases, sales or other transactions, as well as with respect to all other things necessary or incidental to the furtherance or conduct of such purchases, sales or other transactions, such as proxy voting with respect to the securities of the Fund.

(b)	Consistent with Section 28(e) of the Securities and Exchange Act of 1934, as amended, the Sub-Adviser may allocate brokerage on behalf of the Fund to broker-dealers who provide brokerage or research services to the Sub-Adviser. The Sub-Adviser may aggregate sales and purchase orders of the assets of the Fund with similar orders being made simultaneously for other accounts advised by the Sub-Adviser or its affiliates. Whenever the Sub-Adviser simultaneously places orders to purchase or sell the same asset on behalf of the Fund and one or more other accounts advised by the Sub-Adviser, the Sub-Adviser will allocate the order as to price and amount among all such accounts in a manner believed to be equitable over time to each account.

(c)	The Sub-Adviser will report to the Board at each meeting thereof as requested by the Adviser or the Board all material changes in the Fund since the prior report, and will also keep the Board and the Adviser informed of important developments affecting the Trust, the Fund and the Sub-Adviser, and on its own initiative, will furnish the Board from time to time with such information as the Sub-Adviser may believe appropriate for this purpose, whether concerning the individual companies the securities of which are included in the Fund’s holdings, the industries in which such companies engage, the economic, social or political conditions prevailing in each country in which the Fund maintains investments, or otherwise; taking into consideration the nature of aspects of Sub-Adviser’s research process. The Sub-Adviser will also furnish the Board and the Adviser with such statistical and analytical information with respect to investments of the Fund as the Sub-Adviser may believe appropriate or as the Board reasonably may request. In making purchases and sales of securities and other investment assets for the Fund, the Sub-Adviser will bear in mind the policies and procedures set from time to time by the Board as well as the limitations imposed by the Charter Documents and Registration Statement, the limitations in the 1940 Act, the Securities Act, the Internal Revenue Code of 1986, as amended, and other applicable laws and the investment objectives, policies and restrictions of the Fund.

(d)	The Sub-Adviser may from time to time employ or associate with such persons as the Sub-Adviser believes to be particularly fitted to assist in the execution of the Sub-Adviser’s duties hereunder, the cost of the provision of such duties to be borne and paid by the Sub-Adviser. No obligation may be incurred on the Trust’s or Adviser’s behalf in any such respect.

(e)	The Sub-Adviser will report to the Board and the Adviser all material matters related to the Sub-Adviser. On an annual basis, the Sub-Adviser shall report on its compliance with its Code and its compliance policies and procedures to the Adviser and to the Board and upon the written request of the Adviser or the Trust, the Sub-Adviser shall permit the Adviser and the Trust, or their respective representatives to examine the reports required to be made to the Sub-Adviser under the Code and its compliance policies and procedures. The Sub-Adviser will notify the Adviser and the Trust in writing of any change of control of the Sub-Adviser at least 90 days prior to any such changes and any changes in the key personnel who are either the portfolio manager(s) of the Fund or senior management of the Sub-Adviser, as promptly as possible, and, for changes in control, in any event prior to such change.

(f)	The Sub-Adviser will maintain records relating to its portfolio transactions and placing and allocation of brokerage orders as are required to be maintained by the Trust under the 1940 Act. The Sub-Adviser shall prepare and maintain, or cause to be prepared and maintained, in such form, for such periods and in such locations as may be required by applicable law, all documents and records relating to the services provided by the Sub-Adviser pursuant to this Agreement required to be prepared and maintained by the Sub-Adviser or the Trust pursuant to applicable law. To the extent required by law, the books and records pertaining to the Trust which are in possession of the Sub-Adviser shall be the property of the Trust. The Adviser and the Trust, or their respective representatives, shall have access to such books and records at all times during the Sub-Adviser’s normal business hours. Upon the reasonable request of the Adviser or the Trust, copies of any such books and records shall be provided promptly by the Sub-Adviser to the Adviser and the Trust, or their respective representatives.

(g)	The Sub-Adviser will cooperate with the Fund’s independent public registered accounting firm and shall take reasonable action to make all necessary information available to the accounting firm for the performance of the accounting firm’s duties.

(h)	The Sub-Adviser will provide the Fund’s custodian and fund accountant on each business day with such information relating to all transactions concerning the Fund’s assets under the Sub-Adviser’s control as the custodian and fund accountant may reasonably require. In accordance with procedures adopted by the Board, the Sub-Adviser is responsible for assisting in the fair valuation of all Fund assets and will use its reasonable efforts to arrange for the provision of prices from parties who are not affiliated persons of the Sub-Adviser for each asset for which the Fund’s fund accountant does not obtain prices in the ordinary course of business.

(i)	The Sub-Adviser shall have no duties or obligations pursuant to this Agreement (other than the continuation of its preexisting duties and obligations) during any period in which the Fund invests all (or substantially all) of its investment assets in a registered, open-end management investment company, or separate series thereof, in accordance with Section 12(d)(1)(E) under the 1940 Act, pursuant to the instruction of the Adviser and of the Trust’s Board of Trustees.

(j)	For the purpose of complying with Rule 10f-3, Rule 12d3-1 and Rule 17a-10 under the 1940 Act and any other applicable rule or regulation, the Sub-Adviser will not, with respect to transactions in securities or other assets for the Fund, consult with any other sub-adviser to the relevant Fund or any other series of the Trust.

SECTION 4. COMPENSATION; EXPENSES

(a)	In consideration of the foregoing, the Adviser shall pay the Sub-Adviser, with respect to the Fund, a fee as specified in Appendix A hereto. Such fees shall be accrued by the Adviser daily and shall be payable monthly in arrears with payment to be made on or before the fifteenth day of each calendar month for services performed hereunder during the prior calendar month. If fees begin to accrue in the middle of a month or if this Agreement terminates before the end of any month, all fees for the period from that date to the end of that month or from the beginning of that month to the date of termination, as the case may be, shall be prorated according to the proportion that the period bears to the full month in which the effectiveness or termination occurs. Upon the termination of this Agreement with respect to the Fund, the Adviser shall pay to the Sub-Adviser such compensation as shall be payable prior to the effective date of termination. The Sub-Adviser acknowledges that the Adviser’s obligation to pay the fees to Sub-Adviser is dependent on the Adviser receiving the Adviser’s fee from the Trust for the month.

(b)	During the term of this Agreement, the Sub-Adviser will pay all expenses incurred by it in connection with its activities under this Agreement other than the cost of securities and other investments (including brokerage commissions and other transaction charges, if any) purchased for the Fund. The Sub-Adviser shall, at its sole expense, employ or associate itself with such persons as it reasonably believes to be particularly fitted to assist it in the execution of its duties under the Agreement.

(c)	No fee shall be payable hereunder with respect to the Fund during any period in which the Fund invests all (or substantially all) of its investment assets in a registered, open-end, management investment company, or separate series thereof, in accordance with Section 12(d)(1)(E) under the 1940 Act, pursuant to the instruction of the Adviser and of the Trust’s Board of Trustees.

SECTION 5. STANDARD OF CARE

(a)	The Adviser shall expect of the Sub-Adviser, and the Sub-Adviser, acting as fiduciary, will give the Adviser and the Trust the benefit of, the Sub-Adviser’s best judgment and efforts in rendering its services hereunder. The Sub-Adviser shall not be liable to the Adviser or the Trust hereunder for any mistake of judgment or in any event whatsoever, except for lack of good faith, provided that nothing herein shall be deemed to protect, or purport to protect, the Sub-Adviser against any liability to the Adviser or the Trust to which the Sub-Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Sub-Adviser’s duties hereunder, or by reason of the Sub-Adviser’s reckless disregard of its obligations and duties hereunder.

(b)	The Sub-Adviser shall not be liable to the Adviser or the Trust for any action taken or failure to act in good faith reliance upon: (i) information, instructions or requests, whether oral or written, with respect to the Fund given or made to the Sub-Adviser by a duly authorized officer of the Adviser or the Trust; (ii) the advice of counsel to the Trust; and (iii) any written instruction or certified copy of any resolution of the Board.

(c)	The Sub-Adviser shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of civil or military authority, national emergencies, labor difficulties (other than those related to the Sub-Adviser’s employees), fire, mechanical breakdowns, flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply.

(d)	The parties hereto acknowledge and agree that the Trust is a third-party beneficiary as to the covenants, obligations, representations and warranties undertaken by the Sub-Adviser under this Agreement and as to the rights and privileges to which the Adviser is entitled pursuant to this Agreement, and that the Trust is entitled to all of the rights and privileges associated with such third-party-beneficiary status.

SECTION 6. EFFECTIVENESS, DURATION AND TERMINATION

(a)	This Agreement shall become effective with respect to the Fund as of the corresponding effective date indicated in Appendix A; provided, however, that the Agreement has been approved (i) by the vote of a majority of the Trust’s Board of Trustees or by the vote of a majority of the outstanding voting securities of the Fund, and, in either case, (ii) by the vote of a majority of the Trust’s Trustees who are not parties to this Agreement or interested persons of any such party (other than as trustees of the Trust), cast in person at a meeting called for the purpose of voting on such approval.

(b)	This Agreement shall remain in effect with respect to the Fund for a period of two years from the date of its effectiveness and shall continue in effect for successive annual periods with respect to the Fund; provided that such continuance is specifically approved at least annually (i) by the vote of a majority of the Trust’s Board of Trustees or by the vote of a majority of the outstanding voting securities of the Fund, and, in either case, (ii) by the vote of a majority of the Trust’s Trustees who are not parties to this Agreement or interested persons of any such party (other than as trustees of the Trust), cast in person at a meeting called for the purpose of voting on such approval.

(c)	This Agreement may be terminated with respect to the Fund at any time, without the payment of any penalty, (i) by the Board, by a vote of a majority of the outstanding voting securities of the Fund or by the Adviser on 60 days’ written notice to the Sub-Adviser or (ii) by the Sub-Adviser on 60 days’ written notice to the Trust. This Agreement shall terminate immediately (x) upon its assignment or (y) upon termination of the Advisory Agreement.

SECTION 7. ACTIVITIES OF THE SUB-ADVISER

Except to the extent necessary to perform its obligations hereunder, nothing herein shall be deemed to limit or restrict the Sub-Adviser’s right, or the right of any of the Sub-Adviser’s directors, officers or employees, to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, trust, firm, individual or association.

SECTION 8. REPRESENTATIONS OF SUB-ADVISER

The Sub-Adviser represents and warrants to the Adviser that:

(a)	It is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect;

(b)	It is not prohibited by the 1940 Act, the Advisers Act or any other law or regulation from performing the services contemplated by this Agreement;

(c)	It has met, and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any self-regulatory agency, necessary to be met in order to perform the services contemplated by this Agreement; and

(d)	It will promptly notify the Adviser and the Trust of the occurrence of any event that would disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

SECTION 9. LIMITATION OF SHAREHOLDER AND TRUSTEE LIABILITY

The Trustees of the Trust and the shareholders of the Fund shall not be liable for any obligations of the Trust or of the Fund under this Agreement, and the Sub-Adviser agrees that, in asserting any rights or claims under this Agreement, it shall look only to the assets and property of the Trust or the Fund to which the Sub-Adviser’s rights or claims relate in settlement of such rights or claims, and not to the Trustees of the Trust or the shareholders of the Fund.

SECTION 10. MISCELLANEOUS

(a)	No provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by both parties hereto and approved by the Trust in the manner set forth in Section 6(b) hereof and only in accordance with the provisions of the 1940 Act and the rules and regulations promulgated thereunder.

(b)	Neither party to this Agreement shall be liable to the other party for consequential damages under any provision of this Agreement.

(c)	This Agreement shall be governed by, and the provisions of this Agreement shall be construed and interpreted under and in accordance with, the laws of the State of Delaware.

(d)	This Agreement supersedes any prior agreement with respect to the subject matter hereof, whether oral or written.

(e)	This Agreement may be executed by the parties hereto on any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.

(f)	If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and shall not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid. This Agreement shall be construed as if drafted jointly by both the Adviser and Sub-Adviser and no presumptions shall arise favoring any party by virtue of authorship of any provision of this Agreement.

(g)	Section headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

(h)	Notices, requests, instructions and communications received by the parties at their respective principal places of business, or at such other address as a party may have designated in writing, shall be deemed to have been properly given.

(i)	No affiliated person, employee, agent, director, officer or manager of the Sub-Adviser shall be liable at law or in equity for the Sub-Adviser’s obligations under this Agreement.

(j)	The terms “vote of a majority of the outstanding voting securities”, “interested person”, “affiliated person,” “control” and “assignment” shall have the meanings ascribed thereto in the 1940 Act.

(k)	Each of the undersigned warrants and represents that he or she has full power and authority to sign this Agreement on behalf of the party indicated and that his or her signature will bind the party indicated to the terms hereof and each party hereto warrants and represents that this Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of the party, enforceable against the party in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

THE ADVISER:

OAKHURST CAPITAL MANAGEMENT, LLC

By:
Name:
Title:

THE SUB-ADVISER:

F/M INVESTMENTS, LLC

By:
Name:	Alexander Morris
Title:

THE TRUST:

F/M FUNDS TRUST

By:
Name:	Alexander Morris
Title:	President

APPENDIX A

Fund	Sub-Advisory Fee[1]	Effective Date
Oakhurst Short Duration Bond Fund	0.025%	12/29/2020

[1]	The average daily net assets of the Fund shall be calculated in the same manner as described in the Fund’s prospectus.

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